FORM OF WARRANT
NO. _____	PERSHING GOLD CORPORATION	______ Shares

WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M. MOUNTAIN TIME
ON THE EXPIRATION DATE

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY STATE SECURITIES LAWS, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO PERSHING GOLD CORPORATION (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (D) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND, IN THE CASE OF (C) OR (E), ONLY IF THE HOLDER HAS PRIOR TO SUCH TRANSFER FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN CUSTOMARY FORM AND SUBSTANCE AND IN THE CASE OF (D), THE HOLDER HAS PROVIDED TO THE COMPANY CUSTOMARY DOCUMENTATION OF THE HOLDER AND ITS BROKER.

FOR VALUE RECEIVED, PERSHING GOLD CORPORATION, a Nevada corporation (the “Company”), hereby agrees to sell upon the terms and on the conditions hereinafter set forth, but no later than 5:00 p.m., Mountain Time, on the Expiration Date (as hereinafter defined) to __________________, a ________________ [corporation], whose address is _____________________________________, or registered assigns (the “Holder”), under the terms as hereinafter set forth, _________ (____________) fully paid and non-assessable shares of the Company’s Common Stock, par value $0.0001 per share (the “Warrant Stock”), at a purchase price of $0.50 per share (the “Warrant Price”), pursuant to this warrant (this “Warrant”).  The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth.  The term “Common Stock” shall mean, when used herein, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant.

1.   Exercise of Warrant.

a.           The Holder may exercise this Warrant according to its terms by surrendering the Warrant to the Company at the address set forth in Section 9, the Notice of Exercise attached hereto having then been duly executed by the Holder, accompanied by cash, certified check or bank draft in payment of the purchase price, in lawful money of the United States of America, for the number of shares of the Warrant Stock specified in the Notice of Exercise (the “Aggregate Purchase Price”), prior to 5:00 p.m., Mountain Time, on December 7, 2015 (the “Expiration Date”).

b.           Cashless Exercise.  This Warrant may be exercised, in whole or in part, at any time by means of a “cashless exercise” (in lieu of making a payment upon such exercise) in which the Holder shall be entitled to receive a certificate for the number of shares of Warrant Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the closing price on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Warrant Price, as adjusted hereunder; and

(X) = the number of shares of Warrant Stock that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

c.           If exercised in part, the Company shall, as soon as practicable and in no event later than five (5) trading days after receipt of this Warrant (and the purchase price if applicable) and at its own expense, deliver to the Holder a new Warrant, identical in form, in the name of the Holder, evidencing the right to purchase the number of shares of Warrant Stock as to which this Warrant has not been exercised.

d.           No fractional shares of Common Stock will be issuable upon any exercise of this Warrant and the Holder will not be entitled to any cash payment or compensation in lieu of a fractional share of Common Stock.

e.           In the event of any exercise of the rights represented by this Warrant, a certificate or certificate for the Warrant Stock so purchased, registered in the name of the Holder, shall be delivered to the Holder within three (3) trading days after such rights have been exercised and the other requirements for issuance have been fully satisfied. The person or entity in whose name any certificate for the Warrant Stock is issued upon exercise of the rights represented by this Warrant, shall for all purposes be deemed to have become the holder of record of such shares immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the opening of business on the next succeeding date on which the stock transfer books are open.

2.    Disposition of Warrant Stock and Warrant.

a.           The Holder hereby acknowledges that this Warrant and any Warrant Stock purchased pursuant hereto are, as of the date hereof, not registered under the Securities Act of 1933, as amended (the “U.S. Securities Act”) or under any applicable state securities law; and that the Company’s reliance on certain exemptions under the U.S. Securities Act and applicable state securities laws is predicated in part on the representations made to the Subscriber in Article IV of the Subscription Agreement dated the same date as this Warrant.

b.           Any certificate representing Common Stock issued upon the exercise of this Warrant will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION.

In addition, so long as the foregoing legend may remain on any stock certificate delivered to the Holder, the Company may maintain appropriate “stop transfer” orders with respect to such certificates and the shares represented thereby on its books and records and with those to whom it may delegate registrar and transfer functions.

3.           Reservation of Shares.  The Company hereby agrees that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant.  The Company further agrees that all shares which may be issued upon the exercise of the rights represented by this Warrant will be duly authorized and will, upon issuance and against payment of the exercise price, be validly issued, fully paid and non-assessable, free from all taxes, liens, charges and preemptive rights with respect to the issuance thereof, other than taxes, if any, in respect of any transfer occurring contemporaneously with such issuance and other than transfer restrictions imposed by federal, state or other applicable securities laws.

4.           Exchange, Transfer or Assignment of Warrant.  This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder.  Upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.

5.           Capital Adjustments.  This Warrant is subject to the following further provisions:

a.           Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Warrant Price shall be proportionately adjusted.  Any adjustment under this Section 5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective or, if earlier, the record date with respect to the subdivision or combination.

b.           Stock Dividends and Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock, then (i) the Warrant Price shall be adjusted in accordance with Section 5(e) and (ii) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Common Stock that the Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

c.           Stock and Rights Offering to Shareholders.  If the Company shall at any time while this Warrant is outstanding distribute to all holders of its Common Stock any shares of capital stock of the Company (other than Common Stock) or evidences of its indebtedness or assets (excluding cash dividends or distributions) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to in the immediately preceding paragraph), or securities convertible or exchangeable into Common Stock (any of the foregoing, the “Securities”), then in each such case, the Company shall reserve shares or other units of such Securities for distribution to the Holder upon exercise of this Warrant so that, in addition to the shares of the Common Stock to which such Holder is entitled, such Holder will receive upon such exercise the amount and kind of such Securities which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant.

d.           Organic Change.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another person or entity or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.”

(i)           In connection with any (x) bona fide sale of all or substantially all of the Company’s assets to an acquiring person or entity or (y) other Organic Change involving an arm’s length third party or parties following which the Company is not the surviving entity and as a result of which the then current shareholders of the Company will not, directly or indirectly own 50% or more of the surviving entity, the Company shall elect in its sole discretion: (A) to require that the Holder exercise this Warrant prior to the consummation of such Organic Change, and if not so exercised, that this Warrant shall terminate upon consummation of such Organic Change, or (B) to secure from the person or entity purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to the Holder, in exchange for this Warrant, a warrant of the Acquiring Entity (the “Replacement Warrant”) evidenced by a written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder reflecting the adjustments required so as to preserve the value of the Warrant applicable at the Closing of the transaction, by the terms of the Replacement Warrant.  The Replacement Warrant shall be exercisable for such number of shares of common stock or other securities of the Acquiring Entity as the Holder would have had the right to receive upon such Organic Change by a holder of the number of shares of Warrant Stock that such Holder would have been entitled to receive upon exercise of this Warrant had this Warrant been exercised immediately prior to the effective date of such Organic Change.  The Company shall give the Holder written notice of such Organic Change at least twenty (20) days prior to the closing and consummation of such Organic Change (and shall give notice of record date pursuant to section 6(a)(iii)).

 (ii)         Prior to the consummation of any Organic Change unless not required as contemplated in subsection (i) above, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holder) to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock that would have been acquirable and receivable upon the exercise of this Warrant as of the date of such Organic Change.

e.          Warrant Price Adjustment.  Except as otherwise provided herein, whenever the number of shares of Warrant Stock purchasable upon exercise of this Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of this Warrant shall be adjusted to that price determined by multiplying the Warrant Price immediately prior to such adjustment by a fraction (i) the numerator of which shall be the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Warrant Stock purchasable upon exercise of this Warrant immediately thereafter.

f.           Par Value.  Notwithstanding anything to the contrary contained in Section 5, if, as a result of an adjustment pursuant to Section 5, the par value per share of Common Stock would be greater than the Warrant Price, then the Warrant Price shall be an amount equal to the par value per share of the Common Stock but the number of shares the holder of this Warrant shall be entitled to purchase shall be such greater number of shares of Common Stock as would have resulted from the Warrant Price that, absent such limitation, would have been in effect pursuant to this Section 5.

g.          Certain Shares Excluded. The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 5 shall exclude any shares then directly or indirectly held in the treasury of the Company.

h.          Deferral and Cumulation of De Minimis Adjustments.  The Company shall not be required to make any adjustment pursuant to this Section 5 if the amount of such adjustment would be less than one percent (1%) of the Warrant Price in effect immediately before the event that would otherwise have given rise to such adjustment.  In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Warrant Price in effect immediately before the event giving rise to such next subsequent adjustment.

i.            Duration of Adjustment.  Following each computation or readjustment as provided in this Section 5, the new adjusted Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant shall remain in effect until a further computation or readjustment thereof is required.

6. Notice to Holders.

a. Notice of Record Date.  In case:

(i) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right;

(ii) of any Organic Change; or

(iii) of any voluntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Holder hereof at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such Organic Change, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution or winding-up.  Such notice shall be mailed at least fifteen (15) days prior to the record date therein specified, or if no record date shall have been specified therein, at least fifteen (15) days prior to such specified date, provided, however, failure to provide any such notice shall not affect the validity of such transaction.

b. Certificate of Adjustment. Whenever any adjustment shall be made pursuant to Section 5 hereof, the Company shall promptly make a certificate signed by its Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer or Treasurer, setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment, and shall promptly cause copies of such certificates to be mailed (by first class mail, postage prepaid) to the Holder of this Warrant.

7. Loss, Theft, Destruction or Mutilation.  If this Warrant is lost, stolen, mutilated or destroyed, upon receipt by the Company, in the case of loss, theft or destruction, of an indemnity in customary form or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof, without expense to the Holder, a new Warrant of like denomination and tenor dated the date hereof.

8. Warrant Holder Not a Stockholder.  The Holder of this Warrant, as such, shall not be entitled by reason of this Warrant to any rights whatsoever as a stockholder of the Company.

9. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(1)   if to the Company, to:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, CO  80401
Attention:  Stephen Alfers
Email:  SAlfers@pershinggold.com
Facsimile:  720-974-7249

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attention:  Deborah J. Friedman
Email:  Deborah.friedman@dgslaw.com
Facsimile:  303-893-1379

(2)   if to Holder to the address, email and facsimile number(s), and with such copies as indicated in the warrant register maintained by the Company.

10. Choice of Law.  THIS WARRANT IS ISSUED UNDER AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

11. Jurisdiction and Venue.  The Company and Holder hereby agree that any dispute which may arise between them arising out of or in connection with this Warrant shall be adjudicated before a court located in Denver, Colorado and they hereby submit to the exclusive jurisdiction of the federal and state courts of Colorado located in Denver County with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Warrant or any acts or omissions relating to the sale of the securities hereunder, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth herein or such other address as either party shall furnish in writing to the other.

12.           Amendment and Waiver.  Except as otherwise provided herein, the provisions of this Warrant and the other Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

[signature page follows]

IN WITNESS WHEREOF, the Company has duly caused this Warrant to be signed on its behalf, in its corporate name and by its duly authorized officers, as of this __ day of __________, 2012.

PERSHING GOLD CORPORATION

By:
Name: Stephen D. Alfers Title: President and CEO

[Signature Page – Warrant Agreement]